SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 5, 2003

Date of Report (Date of earliest event reported)

TARANTELLA, INC.

(Exact name of registrant as specified in its charter)

California	000-21484	94-2549086
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

425 Encinal Street

Santa Cruz, California 95060

(Address of principal executive offices)

(831) 427-7222

(Registrant’s telephone number, including area code)

Item 2.    Acquisition or Disposition of Assets

On June 5, 2003, Tarantella, Inc., a California corporation (“Tarantella” or the “Registrant”), completed the acquisition of New Moon Systems, Inc., a privately-held California corporation (“New Moon”), in a merger of a wholly owned subsidiary of Tarantella (“Merger Sub”) with and into New Moon, pursuant to an Agreement and Plan of Reorganization (the “Agreement”), dated May 29, 2003, by and among Tarantella, Merger Sub and New Moon.

Pursuant to the Agreement, Tarantella shall issue a total of 7,960,000 newly issues shares of Tarantella common stock (calculated prior to giving effect to the 1-for-5 reverse stock split to be effected on June 6, 2003) in exchange for all of the outstanding shares of New Moon and to fulfill certain obligations to the former employees of New Moon. In addition, New Moon shareholders shall receive an aggregate cash earnout of a minimum of approximately $2 million over a period of three years.

The above description of the New Moon acquisition is a summary only. A copy of the Agreement and the press release dated June 6, 2003 are filed herewith as Exhibits 2.1 and 99.1, respectively, and described the terms of the new Moon acquisition. Such exhibits are incorporated herein by reference.

The financials statements relating to the business acquired will be filed at a later date.

Item 7.    Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements of New Moon Systems, Inc. required to be filed pursuant to Item 7(a) of Form 8-K were not available at the time of filing of this Current Report on Form 8-K and will be filed on a Form 8-K/A as soon as practicable, but in no event later than 60 days after the date this Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The financial statements of New Moon Systems, Inc. required to be filed pursuant to Item 7(b) of Form 8-K were not available at the time of filing of this Current Report on Form 8-K and will be filed on a Form 8-K/A as soon as practicable, but in no event later than 60 days after the date this Form 8-K is required to be filed.

(c) Exhibits.

The following exhibits are filed in accordance with Item 601 of Regulation S-K as part of this report:

Exhibit 2.1	Agreement and Plan of Reorganization by and among Tarantella, Inc., Tarantella Acquisition Corporation and New Moon Systems, Inc. dated May 29, 2003.
Exhibit 99.1	Press Release by Tarantella, Inc. dated June 6, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARANTELLA, INC.

By:	/S/ STEVEN M. SABBATH
Steven M. Sabbath Secretary

Date: June 6, 2003

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

2.1	Agreement and Plan of Reorganization by and among Tarantella, Inc., Tarantella Acquisition Corporation and New Moon Systems, Inc. dated May 29, 2003.

99.1	Press release dated by Tarantella, Inc. dated June 6, 2003.

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